Exhibit 4.2

Madison Dearborn Capital Partners IV, L.P.
Three First National Plaza
Suite 3800
Chicago, IL 60602

December 28, 2006

Great Lakes Dredge & Dock Corporation

(formerly Great Lakes Dredge & Dock Holdings Corp.)

Rockefeller Center

540 Madison Avenue, 17th Floor

New York, NY 10022

Ladies and Gentlemen:

Reference is made to the Certificate of Incorporation of Great Lakes Dredge & Dock Corporation (formerly Great Lakes Dredge & Dock Holdings Corp.) (the “Certificate”).  Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Certificate.

Pursuant to Article Seven, Section 7 of the Certificate, MDCP IV hereby designates Thomas S. Souleles and Douglas S. Grissom (together “MDCP Directors”), as members of the Board, to have four (4) votes in each matter submitted to directors of the Corporation for vote and each such MDCP Director shall thereafter have four (4) votes in matters submitted to the Corporation for vote until such director’s removal or resignation from the Board.

Sincerely,

MADISON DEARBORN CAPITAL
PARTNERS IV, L.P.

By:	Madison Dearborn Partners IV, L.P.
Its:	General Partner

Name:	Madison Dearborn Partners, L.L.C.
Its:	General Partner

/s/ Thomas S. Souleles
By:	Thomas S. Souleles
Its:	General Partner